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                                                                   Exhibit 10.10


Cisco Systems, Inc.                                 Agreement No.: ____________
CONFIDENTIAL

                               CISCO SYSTEMS, INC.
                       NETWORK SUPPORTED ACCOUNT AGREEMENT


This Network Supported Account Agreement ("Agreement") is made and entered into this 21 day of May 1996 ("Effective Date"), by and between Cisco Systems, Inc., a California corporation, with offices at 170 West Tasman Drive, San Jose, California 95134 ("Cisco"), and New York Mercantile Exchange, a New York corporation, with offices at 4 World Trade Center, New York, NY 10048 ("Buyer"). Cisco agrees to furnish NSA (Network Supported Account) services ("NSA Services") identified below, subject to the terms and conditions of this Agreement.



All notices intended for the parties shall be effective if sent to their respective address above; if to Cisco, attention Customer Service Manager, if to Customer, attention: General Counsel, Chief Information Officer ("Notice").


The NSA program is intended to supplement an existing hardware and/or software maintenance Agreement. No hardware nor software support of any kind is offered under this NSA agreement.

IN WITNESS WHEREOF, the duly authorized representatives of the parties hereto have caused this Agreement to be duly executed as of the Effective Date.


CISCO SYSTEMS, INC.                           NEW YORK MERCANTILE EXCHANGE



By:      /s/ William Conlon                   By:      /s/ Allen J. Feryus
   ______________________________________        ______________________________

Name:    William Conlon                       Name:    Allen J. Feryus
     ____________________________________          ____________________________

Title:   V.P. Worldwide Sales Finance         Title:   Sr. Vice President
      ___________________________________           ___________________________

Date:    10/4/96                              Date:    9/30/96
     ____________________________________          ____________________________



                          GENERAL TERMS AND CONDITIONS

1. TERM. This Agreement will commence, with respect to the O.N.E. Phase Products (as defined in the Volume Purchase Agreement dated as of even date herewith, by and between Buyer and Cisco ("Volume Purchase Agreement"), on January 1, 1997 (unless Buyer places any such Products into live service earlier, in accordance with the Volume Purchase Agreement) and will continue in full force and effect until 15 months from such date unless earlier terminated pursuant to the terms and conditions contained herein. Cisco will provide notice to Buyer ninety
         (90) days prior to the end of the then-current term indicating whether Cisco intends to renew this Agreement. In the event Cisco desires to renew this Agreement, Buyer will respond to Cisco's notice within thirty (30) days of Buyer's receipt of such notice indicating whether Buyer desires to renew this Agreement. In the event either party hereto decides not to renew this Agreement, this Agreement will terminate at the end of the then-current term.

2. SERVICE RESPONSIBILITIES OF SELLER. For the yearly maintenance charge stated herein (see Section 5), Cisco shall provide the NSA Services described below:

         A. Cisco agrees to designate an expert team of support personnel ("NSA Support Team") to act as the primary interface with Buyer. Each member of the NSA Support Team will be
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CONFIDENTIAL

                  a Cisco Certified Internetworking Expert ("CCIE") in a specific area: at least one each in local-area networking, wide-area networking, and IBM networking. One NSA Support Team member will be the primary point of contact for all of the Buyer's technical support needs, both proactive and reactive. The other members of the NSA Support Team will function both as additional resources and as backups for the primary contact. Each member of the NSA Support Team will carry pagers and cellular phones and will be available from 5:00 A.M. to 6:00 P.M. Pacific Time, Monday through Friday, excluding Cisco's holidays as set forth In APPENDIX A. Each member of the NSA Support Team will be familiar with the Buyer's staff, operations, on-line topology and network. The NSA Support Team will keep diagrams and updated configurations of Buyer's internetworks on file at the Cisco Technical Assistance Center
                  (TAC).

         B. Upon execution of this Agreement, Cisco shall schedule with Buyer, as mutually agreed, one three-day visit to Buyer's site to review Buyer's network and operations. Additional visits will be as mutually agreed. During the initial visit, the NSA Support Team will develop an understanding of Buyer's business, network, and procedures and familiarize itself with the support staff. Further, the NSA Support Team will work with Buyer to ensure that the latest configuration files and topology maps of Buyer's networks, including software release information, are on file with Cisco. The NSA Support Team will also develop, together with Buyer's staff, a set of mutually agreed upon procedures and contacts for placing support calls and resolving problems under this Agreement.

         C. The NSA team will provide support for the escalation of critical problems impacting the Buyer's network. For normal, non-critical problem resolution involving hardware failure or software problems, the Buyer should contact the technical assistance center of their service provider.

         D. The NSA Support Team will preview any new configuration or configuration changes to Buyer's network before installing them in the network to help prevent the possibility of installing a faulty configuration. Further, the NSA Support Team will use commercially reasonable efforts to periodically monitor Cisco's list of bugs and check the relevance of such list to Buyer's network. In the event the NSA Support Team finds any relevant bugs, it will disclose such bug information to Buyer, which disclosure shall include any known conditions of the occurrence of such bugs, the symptoms, and possible workarounds or applicable software fixes.

         E. Upon Buyer's prior written request, the NSA Support Team shall use commercially reasonable efforts to review Buyer's network design and configuration. The NSA Support Team will provide written report summary of Buyer's information, change impact analysis and alternative recommendations, including, without limitation, information regarding the impact that fixes to known bugs, software maintenance releases, or new software releases can have on Buyer's network. In the event Buyer decides to make any changes to its network, the NSA Support Team will assist Buyer's staff in developing a plan to minimize the risk to Buyer's network operations.

         F. Cisco will schedule weekly conference calls, at a time mutually agreed, to review the status of the Agreement and the NSA Services being provided, including, without limitation, discussing the status of all existing trouble tickets, evaluating the priority and escalation requirements of critical issues and informing Buyer's staff of any new bugs that may impact their networks and any new tools that may be available to enhance Buyer's network performance.

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         G.       Upon written request of Buyer, Cisco agrees to make available a designated support contact on a 24-hour 7-day a week standby basis to remotely assist Buyer in major network service changes (e.g. major hardware or software upgrade, major site installation). Buyer agrees to submit a detailed request and schedule to Cisco prior to any such activity. Such requests shall be limited to two (2) events per month with total standby time not to exceed forty eight (48) hours in any one month period. In the event Buyer requires additional NSA Services, the parties agree to negotiate in good faith the terms, conditions and maintenance fee for such additional NSA Services.

         H. Cisco will make NSA Services available in accordance with the Problem Prioritization and Escalation Guideline described in Appendix B.

3.       SERVICE RESPONSIBILITIES OF BUYER

         A. Buyer shall provide Cisco reasonable electronic access to Buyer's network to assist the NSA Support Team in providing NSA Services.

         B.       Buyer shall designate at least two (2) but not more than five
                  (5) technical representatives, who must be Buyer's employees in a centralized network support center (Buyer's Technical Assistance Center [TAC]), to act as the primary technical interface to the NSA Support Team. Buyer agrees to maintain not less than two (2) Cisco Certified Internetworking Expert trained employees within one (1) year from the start of this contract as designated contacts. Buyer's TAC shall maintain centralized network management for all networks supported under this Agreement.

         C. Buyer's TAC shall provide Level 1 support to their end users. Level 1 support is defined as having the necessary technical staff with the appropriate skills to perform installations, remedial hardware maintenance and basic hardware and software configurations on Cisco products.

         D. Buyer's TAC shall provide Level 2 support to their end users for equipment. Level 2 support is defined as having the necessary technical staff with the appropriate skills to perform isolation, replication and diagnosis of internetworking based problems on Cisco equipment. Buyer shall not report software bugs to Cisco prior to attempting to identify the source of such bugs and testing in Buyer's network where appropriate. If the Buyer cannot duplicate the bug in Buyer's network, Buyer and Cisco will cooperate in attempting to replicate and resolve related software bugs in either Buyer's or Cisco's test facility as mutually agreed. In all cases Buyer will address software bugs on a best effort basis to replicate same in Buyer's network and document activity to Cisco before seeking further resolve with Cisco's participation.

         E. BUYER EXPRESSLY ACKNOWLEDGES AND AGREES THAT IT IS SOLELY RESPONSIBLE FOR DETERMINATION AND IMPLEMENTATION OF ITS NETWORK DESIGN REQUIREMENTS. IN NO EVENT SHALL SELLER BE LIABLE FOR THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN ANY DESIGN REPORT, NOR FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM THE FURNISHING, PERFORMANCE, OR USE OF SUCH INFORMATION.

         F. Buyer shall bear the cost of all reasonable travel expenses of Cisco if Cisco is requested to perform on-site visits other than the initial setup visit described in Section 2.E. In


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CONFIDENTIAL

                  such case, engineering time will be billed at the travel and labor rates referred to in Appendix A.

         G.       Deleted.

         H. Buyer will provide Cisco with a priority level for all calls placed with Cisco (see Appendix B.).

         I. Buyer will provide Cisco a network topology map and topology updates as required to support Buyer's network.

4.       SERVICES NOT COVERED BY THIS AGREEMENT

         A. Customization of existing software for non-standard applications.

         B.       Labor to install firmware at Buyer's location.

         C. Travel and other associated expenses required to visit Buyer's location, except as required herein.

         D. Support or replacement of software that is altered, modified, mishandled, destroyed or damaged by natural causes or damaged due to negligence of Buyer.

         E. Software problems resulting from third party products used by Buyer without Cisco's consent or causes beyond Cisco's control.

         F. Software support that has been superseded by a maintenance release by twelve (12) months or two (2) Software releases.

         G. Any hardware upgrade of equipment required to accept a new software release.

5.       NSA CHARGES

         A. The charges for NSA Services shall be based on the pricing schedules set forth in Appendix A and Appendix C, attached hereto, and are payable in US Dollars.

         B. Cisco will notify Buyer of any changes to the pricing schedule for any Renewal Term upon sixty (60) days' Notice prior to the beginning of such term; provided, however, that the percentage of any price increase shall not exceed the Consumer All-Urban Price Index inflation rate as published by the U.S. Government for the calendar year immediately preceding the calendar year in which such price increase will be effective. In the event of any price increase, Buyer may exercise its option not to renew this Agreement without liability to either party hereto by giving written notice to Cisco thirty (30) days prior to the end of the then-current term.

         C.       Cisco acknowledges and agrees that:

                  1. Battery Park City Authority ("BPCA") is making available to Buyer certain sales and use tax benefits in connection with Cisco's provision of the Services to Buyer hereunder (the "Work") and, more specifically, that materials purchased in connection with the Work, and equipment and items of personal property


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Cisco Systems, Inc.                                 Agreement No.: ____________
CONFIDENTIAL

                           purchased for incorporation into and as part of the Work, are exempt from sales and use tax provided that:

                           (i) such materials, equipment or items of personal property have a useful life of one
                                    (1) year or more, and are not consumables;
                                    and

                           (ii) such materials, equipment or items of personal property are installed and used in that certain building to be constructed and improved by or on behalf of Buyer on Site 15 in Battery Park City (the "NYMEX Building"), New York, New York (the "NYMEX Building"), 15 Maiden Lane, New York, New York, 22 Cortlandt Street, New York, New York and Four World Trade Center, New York, New York.

                           Cisco further acknowledges and agrees that, in order for Buyer to enjoy the sales tax exemption, all materials, equipment and items of personal property must be purchased by Cisco, in each case as agent (or subagent) for BPCA. The agency, and the resulting sales tax exemption, are evidenced in a Sales Tax Letter heretofore delivered by BPCA to Buyer, and attached to the Volume Purchase Agreement as Exhibit
                           E. Cisco understands that the exemption described herein is an exemption from the sales or use tax that is payable in connection with the acquisition of certain materials to be installed in the NYMEX Building - and that labor (including installation labor) and services, and the resale of items originally subject to tax, are and shall remain exempt from sales tax;

                  2. This Agreement relates to (i) the purchase or lease of materials and fixtures for installation in, and/or the construction of and any repairs and renovations made to, the NYMEX Building, (ii) the purchase or lease of equipment, machinery, furniture and furnishings for use by Buyer and its members and affiliates in the NYMEX Building and in certain facilities of Buyer located at 22 Cortlandt Street and at 4 World Trade Center, New York, New York and
                           (iii) the maintenance or repair of any of the foregoing (the foregoing, collectively, the "NYMEX Project"). The sales tax exemption provided with respect to this Agreement shall only be available for the NYMEX Project;

                  3. In no event shall BPCA have any liability (directly, indirectly or otherwise) or performance obligation under this Agreement;

                  4. This Agreement is being delivered by Buyer on the understanding that no amount of sales or use taxes is included in the contract price and that all charges under this Agreement shall exclude all taxes, duties or charges of any kind (including, without limitation, withholding or value added taxes) imposed by any federal, state or local governmental entity for products or services provided under this Agreement. Cisco's authorized representative shall promptly provide Buyer with a certificate in the form of Exhibit G to the Volume Purchase Agreement which shall identify with specificity and certify the sales tax for any products or services provided under this Agreement. Notwithstanding the foregoing, all products and services provided hereunder are exempt from sales tax, as evidenced by the Sales Tax Letter attached to the Volume Purchase Agreement as Exhibit E; and

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Cisco Systems, Inc.                                 Agreement No.: ____________
CONFIDENTIAL


                  5. Cisco shall not acquire any equipment or materials from or use the services of any third party vendors in fulfilling its obligations hereunder. Cisco will perform all of the services described herein itself."

6.       PAYMENT TERMS

         A. All NSA Services are invoiced yearly in advance. All other charges for additional services (Appendix A) or materials requested under this Agreement will be invoiced in the month following the services rendered. Any other schedule of payment will be subject to a surcharge.

         B. Payment is due thirty (30) days from Buyer's receipt of invoice.

7.       FORCE MAJEURE

         If either party's performance under this Agreement, or of any obligation hereunder, is interfered with by reason of any circumstance beyond either party's reasonable control and without its fault or negligence, including without limitation: fire, explosion, power failure, acts of God; war, revolution, civil commotion, or acts of public enemies; any law, order regulation, ordinance, or requirement of any government or legal body or any representative of any such government or legal body; labor unrest, including without limitation, strikes, slowdowns, picketing or boycotts; then either party shall be excused from its performance on a day-to-day basis to the extent of such interference; provided, however, that such interference shall not excuse Buyer from its obligation to pay to Cisco any money due and owing pursuant to this Agreement prior to such force majeure event.

8.       REPRESENTATIONS AND WARRANTIES

         A.       Cisco represents, warrants and covenants to Buyer that:

                  (a) It is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all requisite power and authority to enter into and perform its obligations under this Agreement;

                  (b) This Agreement when executed will become the legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to the rights of creditors generally;

                  (c) There are no material actions, suits, proceedings or investigations commenced nor, to the best of its knowledge and belief, contemplated or threatened against Cisco or its third party licensors, if any, which could in any way affect the Software or Cisco's provision of its services hereunder nor, to the best of its knowledge and belief, are there any existing facts or conditions which may reasonably be expected to be a proper basis for any such actions, suits, proceedings or investigations;

                  (d) While providing services to Buyer hereunder, Cisco will comply with (i) the requirements of the State Urban Development Corp., the New York City Economic Development Corp. and the Battery Park City Authority as set forth in Exhibits A, D and F to the Volume Purchase Agreement; (ii) placarded standards for safety, emissions and network compliance purposes; and (iii) all applicable


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Cisco Systems, Inc.                                 Agreement No.: ____________
CONFIDENTIAL

                           laws, regulations and rules to the extent necessary to ensure that non-compliance with such laws, regulations and rules would not reasonably be expected, individually or in the aggregate, to have any materially adverse effect on the business, operations, affairs, financial condition, properties or assets of Customer, its members and its affiliates taken as a whole or on the ability of Customer to perform its obligations under this Agreement; provided, however, that in the event Customer determines that Cisco is not in compliance with such aforementioned laws, regulations and rules, Customer shall provide Cisco with a written notification which states the exact nature of noncompliance. Cisco shall have thirty (30) days from the earlier of (i) the date that Cisco became aware of the non-compliance and (ii) receipt of the notification to cure the non-compliance. Such cure period may be extended on a day-to-day basis upon mutual consent.

                  (e) Cisco has filed a Vendex Form, substantially in the form of Exhibit B to the Volume Purchase Agreement, with the Economic Development Corporation and if such application is denied, Cisco will forfeit all of its rights to payment under this Agreement and will remain liable to Buyer for all damages suffered by Buyer by reason of such denial;

                  (f) While providing services to Buyer hereunder, Cisco shall procure and maintain for itself and its agents and employees all insurance coverages as required by applicable law, including without limitation, such insurance as is set forth in Exhibit C to the Volume Purchase Agreement, each with an insurer reasonably acceptable to Buyer and naming Buyer as an additional insured. The certificates of insurance will include a provision pursuant to which 30 days' notice must be afforded Buyer prior to the cancellation by either Cisco or its insurer. Cisco will promptly replace any cancelled policy with a substantially similar policy from an insurer with an A.M. Best Reports rating which is at least A-VIII that is licensed to do business in the State of New York and will provide evidence of the same to Buyer. If Cisco desires to satisfy its insurance obligations under this Agreement through self-insurance, it will first contact Buyer and the terms and conditions of such self-insurance shall be subject to approval in writing of Buyer and the Public Parties (as defined in Exhibit A to the Volume Purchase Agreement) which approval will not be unreasonably withheld;

                  (g) The NSA Support Team which will provide coverage and support to Buyer hereunder will consist of highly skilled and experienced personnel. The members of the account team that will be supporting Buyer as of the date hereof are set forth in Exhibit I to the Volume Purchase Agreement. In the event Cisco desires to replace any such member, such replacement shall possess the same level of skill and experience as the member being replaced and shall be subject to the prior approval of Buyer; and

                  (h) Cisco will provide the NSA Services in a good and workmanlike manner.

9.       TERMINATION

         A. In the event of any material breach of this Agreement by Cisco which shall continue for thirty (30) or more days after written notice of such breach (which notice shall include a reasonably detailed statement of the nature of such breach) shall have been given to Cisco


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                  by Buyer, Buyer shall have the right to terminate this
                  Agreement by providing written notice within ten (10) days thereof to Cisco.

         B. In the event Buyer falls to pay the charges for the NSA Services or additional services when due, or is in material breach of any term of this Agreement, Cisco shall have the right to suspend its performance under this Agreement and/or terminate this Agreement if Buyer falls to make such payments or cure any such breach, as the case may be, within ten (10) days of Buyer's receipt from Cisco of a written notice specifying such failure to pay or such breach, as the case may be.

         C. Subject to Section 11.G below, in the event this Agreement is terminated by either party, neither party shall have any further obligations to the other party except that Cisco shall refund to Buyer on a pro rata basis any portion of the yearly maintenance charge paid for NSA service for the period subsequent to the effective date of termination, less any amounts then due Cisco for NSA services and/or additional services performed prior to such termination. Termination of this Agreement by Cisco shall not constitute a waiver by Cisco for any amounts due Cisco for any NSA service or additional services or material.

10.      INTELLECTUAL PROPERTY INDEMNITY

         A. Cisco hereby indemnifies and holds Buyer, its members, its affiliates, and its and their respective officers, directors, and employees, harmless from and against any and all damages, costs, judgments, settlements, attorneys' fees and disbursements actually paid by Buyer, its members, its affiliates, and its and their respective officers, directors, and employees in connection with claims by any third person
                  (1) that any Software release, any maintenance release or any component thereof or any services provided by Cisco under this Agreement infringes a copyright, trademark, servicemark or any other proprietary right of any third party or any United States patent (for patents existing as of the date of the "first customer shipment" (as defined below) of any such releases), (2) that there has been a misappropriation of a trade secret by Cisco, (3) arising from or relating to any breach by Cisco of any representation or warranty contained in
                  Section 8 above, or (4) in connection with or arising out of any death, personal injury or damage to tangible property to the extent caused by Cisco's employees' negligence or willful misconduct relating to or arising from any services performed pursuant to this Agreement. As a condition of this Indemnity, Buyer will provide Cisco with prompt notice of any claim and Cisco will control the defense and settlement of such claims; provided, however, that Cisco will not settle any claim, other than for monetary damages only, without Buyer's prior written consent which consent will not be unreasonably withheld. Cisco will permit Buyer to participate in any such defense at Buyer's expense to the extent such participation is reasonable. Promptly upon Cisco's request Buyer will provide all reasonable assistance in the defense of such claims. If a temporary restraining order, preliminary injunction or a final injunction is sought or obtained against the use of any new Software release, any maintenance release or any component thereof due to an infringement of a patent, copyright, trademark or other proprietary right, or if Software release, maintenance release or any component thereof constitutes a misappropriation of a trade secret or other proprietary right, Cisco will, at its option and sole expense, either (a) procure for Buyer the right to continue using the new Software release, maintenance release or any component thereof or (b) replace or modify the new Software release, maintenance release or component thereof so that all new Software releases, maintenance releases and components thereof no longer infringe such patent, copyright or trademark


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                  or constitute a misappropriation of a trade secret; provided, however, that such replaced or modified Software release, maintenance release or component thereof will substantially conform to published specifications; or (c) if Cisco is unable to perform (a) or (b) above within a commercially reasonable time period, Cisco will refund to Buyer the monies paid for the affected new Software release, maintenance release or component thereof as of the effective date of such termination, which fees shall be depreciated on a five-year straight line depreciation basis. For the purposes of this
                  Section 10(A), "first customer shipment" shall mean the date of first shipment by Cisco to any commercial customer of any new Software release, any maintenance release or any component thereof.

         B. Cisco has no liability for any claim to the extent such claim is based upon the combination, operation or use of any Product supplied hereunder with equipment, devices or software not supplied by Cisco; provided, however, that such combination, operation or use is performed without Cisco's consent. Further, Cisco has no liability for any claim to the extent such claim is based upon the alteration or modification of any Product supplied hereunder without Cisco's consent.

         C. Notwithstanding any other provisions hereof, Cisco shall not be liable for any claim based on Buyer's use of the Product as shipped after Cisco has informed the Buyer of modifications or changes in the Product required to avoid such claims and offered to implement those modifications or changes, if such Claim would have been avoided by implementation of Cisco's suggestions; provided, however, that Buyer did not provide Cisco with a reasonable opportunity to implement Cisco's suggestions.

         D. THE FOREGOING STATES THE ENTIRE OBLIGATION OF CISCO WITH RESPECT TO INFRINGEMENT. THE FOREGOING IS GIVEN TO BUYERS SOLELY FOR THEIR BENEFIT. SUBJECT TO THE EXPRESS WARRANTIES CONTAINED HEREIN, THE FOREGOING ALSO IS IN LIEU OF, AND CISCO DISCLAIMS, ALL WARRANTIES OF NONINFRINGEMENT WITH RESPECT TO THE PRODUCT.

11.      LIMITATION OF LIABILITY

         A. Notwithstanding Section 11.B below, each party shall be liable for direct losses incurred by the other party due to bodily injury or damage to tangible property, including covered equipment, to the extent resulting from the negligence of each party's employees or agents; provided, however, that nothing in this paragraph shall affect or in any way increase Cisco's obligation under this Agreement with respect to the performance of the covered equipment.

         B. SUBJECT TO 10.A ABOVE, NEITHER PARTY SHALL BE LIABLE FOR ANY SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR LOST DATA, OR ANY COSTS OF OBTAINING SUBSTITUTE GOODS OR SERVICES, FOR ANY BREACH OF THIS AGREEMENT OR FOR ANY ACTION ARISING OUT OF ITS PERFORMANCE UNDER THIS AGREEMENT EVEN IF SUCH PARTY HAS BEEN INFORMED OF THE POSSIBILITY THEREOF. THE FOREGOING LIMITATION SHALL APPLY NOTWITHSTANDING ANY FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN.

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         C.       NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT,
                  CISCO AGREES THAT RECOURSE BY CISCO FOR SATISFACTION OF CLAIMS OF ANY NATURE AGAINST BUYER, ITS MEMBERS, ITS AFFILIATES, OR ANY OF ITS AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS ARISING IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT SHALL BE LIMITED SOLELY TO RECOURSE AGAINST BUYER.

12.      GENERAL

         A. Neither party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other party. This Agreement constitutes the entire agreement between Cisco and Buyer with respect to the subject matter hereof and supersedes all previous negotiations, proposals, commitments, writings, and understandings of any nature whatsoever. In the event of a conflict between the terms and conditions of this Agreement and the requirements of the State Urban Development Corp., the New York City Economic Development Corp. and the Battery Park City Authority, as set forth in Exhibits A, D and F to the Volume Purchase Agreement, such requirements shall control.

         B. Any changes or amendments to this Agreement requested either by Buyer or Cisco may only be effected if mutually agreed upon by a written instrument signed by duly authorized representatives of the parties hereto.

         C. The rights and obligations of the parties and all interpretations and performance of this Agreement shall be governed in all respects by the laws of the State of California except for its rules with respect to the conflict of laws.

IF TO CISCO, TO:                                 IF TO BUYER, TO:

Cisco Systems, Inc.                              Before relocation:     4 World Trade Center
170 West Tasman Drive                                                   New York, NY
San Jose, California 95134                       After relocation:      One North End Avenue
ATTN:  V.P. Customer Advocacy                                           New York, NY

         D. Each party hereto shall hold information of any nature which is obtained by such party from the other party, including, without limitation, the terms and conditions of this Agreement in strict confidence and shall not use or disclose, or permit others to use or disclose, such confidential information except in connection with the performance of its obligations to the disclosing party hereunder. The obligations of confidentiality shall not apply to information which: (i) has entered the public domain except where such entry is the result of the recipient party's breach of this Agreement; (ii) prior to disclosure hereunder was already in recipient party's possession; (iii) subsequent to disclosure hereunder is obtained by the recipient party on a nonconfidential basis from a third party who has the right to disclose such information to the recipient party; (iv) is developed by or for the receiving party without access to the confidential information and such independent development can be shown by documentary evidence; (v) is ordered to be disclosed by a court, administrative agency, or other governmental body with jurisdiction over the parties hereto, provided that the ordered party will first have provided the disclosing party with prompt written notice of such required disclosure and will take reasonable steps to allow the disclosing party to seek a protective order with respect to the confidentiality of the information required to be disclosed. The ordered party will

Cisco Systems, Inc.                                 Agreement No.: ____________
CONFIDENTIAL

                  promptly cooperate with and assist the disclosing party, at the disclosing party's expense, in connection with obtaining such protective order, or (vi) relates solely to the design of the NYMEX local area network.

         E. Section headings are inserted for convenience only and shall not be used in any way to construe the terms of this Agreement.

         F.       All references herein to "$" or "Dollars" are to US Dollars.

         G. Notwithstanding the expiration or earlier termination of this Agreement for any reason whatsoever, the parties' obligations under Section 10 (Intellectual Property Indemnity), Section 11 (Limitation of Liability) and Section 12 (General) shall survive such expiration or earlier termination and shall remain in full force and effect.

         H. In the event any one or more of the provisions of this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired, and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision of like economic intent and effect. No failure or delay by either Party in exercising any right, power or privilege hereunder will operate as a waiver or preclude further exercise thereof.

         I. Nothing in this Agreement will be construed to constitute or appoint either party hereto as the agent, partner, joint venturer, or representative of the other party for any purpose whatsoever, or to grant to either party any right or authority to assume or create any obligation or responsibility, express or implied, for or on behalf of or in the name of the other, or to bind the other in any way or manner whatsoever.

         J. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one and the same instrument.

         K. Exhibits A through G and Exhibit I of the Volume Purchase Agreement are hereby incorporated by reference and made a part hereof.


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